Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Record Quarterly Revenue of $6.7 Million
Reiterates Expectations for Revenue Growth of at Least 20% for Fiscal Year 2019

Hackensack, NJ – December 17, 2018 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in an end-to-end range of research and development technology solutions and services to improve the development and use of oncology drugs, today announced its financial results for the second fiscal quarter ended October 31, 2018.

Second Quarter and Recent Business Highlights:

•	Record quarterly revenue of $6.7 million, an increase of 28.6% year-over-year

•	Reported income from operations of $514,000, excluding stock-based compensation and depreciation

•	Signed lease for new lab space for flow cytometry and ex-vivo product launches

•	Reiterated forecast of at least 20% revenue growth in fiscal 2019 and sustained, quarterly operational profitability

Ronnie Morris, CEO of Champions, commented, “As we expected, our revenue growth continued in the second quarter with year-over-year growth above 28% and putting us on pace to achieve our previously stated guidance of at least 20% revenue growth for our fiscal year 2019.”

Morris continued, “We are moving forward with plans to expand beyond our core PDX offering to include our ex-vivo platform and clinical flow cytometry services. We look to leverage our existing Pharma relationships, adding to our product line and offering a more robust suite of services.”

David Miller, CFO of Champions added, “We are excited to hit another milestone of record quarterly revenue and reporting consecutive, profitable quarters. The anticipated launch of our new products will help continue our revenue growth as we look beyond fiscal year 2019.”

Second Fiscal Quarter Financial Results

For the second quarter of fiscal 2019, revenue increased 28.6% to $6.7 million compared to $5.2 million for the second quarter of fiscal 2018. Total operating expenses for the second quarter of fiscal 2019 were $6.4 million compared to $5.3 million for the second quarter of fiscal 2018, an increase of $1.1 million or 21.7%.

Exhibit 99.1

For the second quarter of fiscal 2019, Champions reported income from operations of $275,000, including $88,000 in stock-based compensation and $151,000 in depreciation expenses, an improvement of $345,000 or 492.9% compared to the loss from operations of $70,000, inclusive of $148,000 in stock-based compensation and $90,000 depreciation expenses, in the second quarter of fiscal 2018. Excluding stock-based compensation and depreciation, Champions reported income from operations of $514,000 for the second quarter of fiscal 2019 compared to an income from operations, excluding stock-based compensation and depreciation, of $168,000 in the second quarter of fiscal 2018 an improvement of $346,000 or 206.0%.

Cost of oncology solutions was $3.5 million for the three months ended October 31, 2018, an increase of $798,000, or 30.1% compared to $2.7 million for the three months ended October 31, 2017. The increase in cost of sales was due to an increase in TOS studies and salary expense. For the three months ended October 31, 2018, gross margin was 48.4% compared to 49.0% for the three months ended October 31, 2017.

Research and development expense was $1.2 million for the three months ended October 31, 2018, an increase of $78,000, or 7.0%, compared to $1.1 million for the three months ended October 31, 2017. Sales and marketing expense for the three months ended October 31, 2018 was $740,000, an increase of $189,000, or 34.3%, compared to $551,000 for the three months ended October 31, 2017. The increase is mainly due to an increase in salary expenses as we expand our salesforce. General and administrative expense was $1.0 million for the three months ended October 31, 2018 compared to $954,000 for the three months ended October 31, 2017, an increase of $80,000 or 8.4%. The increase is mainly due to recruiting costs.

Net cash generated was $940,000 for the three months ended October 31, 2018 compared to $229,000 for the same period last year. The improvement in cash flow is primarily due to operational results.

The Company ended the quarter with $2.0 million of cash and reiterated its position that it does not need to raise capital to fund operations.

Year-to-Date Financial Results

For the first six months of fiscal 2019, revenue increased 26.2% to $12.9 million, as compared to $10.2 million for the first six months of fiscal 2018. For the first six months of fiscal 2019, total operating expenses increased 11.3% to $12.1 million, as compared to $10.9 million for the first six months of fiscal 2018.

For the first six months of fiscal 2019, Champions reported an income from operations of $757,000, which includes $171,000 in stock-based compensation and $269,000 in depreciation, an improvement of $1.4 million or 209.9%, compared to the loss from operations of $689,000, inclusive of $741,000 in stock-based compensation and $132,000 depreciation, for the first six months of fiscal 2018. Excluding stock-based compensation and depreciation, Champions reported operating income of $1.2 million for the first six months of fiscal 2019.

Net cash provided by operations was $400,000 for the first six months of fiscal 2019 compared to net cash used in operations of $1.7 million in 2018, an increase of $2.1 million or 123.8%. The increase in cash is primary the result of our revenue growth.

Exhibit 99.1

Cost of oncology solutions was $6.5 million for the first six months of fiscal 2019 compared to $5.3 million for the first six months of fiscal 2018, an increase of $1.2 million or 23.4%. The increase in cost of sales was due to an increase in TOS studies. Gross margin was 49.4% for the first six months of fiscal 2019 compared to 48.3% for the first six months of fiscal 2018. The increase in cost of sales was due to an increase in TOS studies. Gross margin varies based on timing differences between expense and revenue recognition.

Research and development expense was $2.3 million for the first six months of fiscal 2019 an increase of $49,000, or 2.2% compared to $2.2 million for the first six months of fiscal 2018. Sales and marketing expense for the first six months of fiscal 2019 was $1.3 million, an increase of $24,000, or 1.9% compared to $1.2 million for the first six months of fiscal 2018. The increase is mainly due to increase in salary expense. General and administrative expense was $2.1 million for the first six months of fiscal 2019, a decrease of $76,000 or (3.5%) compared to $2.2 million for the first six months of fiscal 2018. The decrease is primarily due to a reduction in stock-based compensation expense.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its second quarter financial results. To participate in the call, please call 877-407-8035 (domestic) or 201-689-8035 (international) 10 minutes ahead of the call and give the verbal reference "Champions Oncology."

Full details of the Company’s financial results will be available Monday, December 17, 2018 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to Non-GAAP net income (loss) for an explanation of the amounts excluded to arrive at Non-GAAP net income (loss) and related Non-GAAP earnings (loss) per share amounts for the six months ended October 31, 2018 and 2017. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income (loss) and Non-GAAP earnings (loss) per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines Non-GAAP dilutive earnings (loss) per share amounts as Non-GAAP net earnings (loss) divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net earnings (loss) and Non-GAAP diluted earnings (loss) per share may differ from similarly named measures used by others companies.

Exhibit 99.1

About Champions Oncology, Inc.

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company’s TumorGraft technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for two customer groups: Personalized Oncology Solutions, in which results help guide the development of personalized treatment plans, and Translational Oncology Solutions, in which pharmaceutical and biotechnology companies seeking personalized approaches to drug development can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions’ Personalized Oncology Solutions business. For more information, please visit www.championsoncology.com.

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2018 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Loss) (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2018	2017	2018	2017
Net income (loss) - GAAP	$267	$(94)	$750	$(768)
Less:
Stock-based compensation	88	148	171	741
Net income (loss) - Non-GAAP	$355	$54	$921	$(27)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2018	2017	2018	2017
EPS – GAAP	$0.02	$(0.01)	$0.07	$(0.07)
Less:
Effect of stock-based compensation on EPS	0.01	0.01	0.02	0.07
EPS - Non-GAAP	$0.03	$—	$0.09	$—

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended October 31,		Six Months Ended October 31,
	2018	2017	2018	2017
Total operating revenue	$6,693	$5,203	$12,919	$10,237
Cost of oncology solutions	3,451	2,653	6,533	5,294
Research and development	1,193	1,115	2,282	2,233
Sales and marketing	740	551	1,259	1,235
General and administrative	1,034	954	2,088	2,164
Income (loss) from operations	275	(70)	757	(689)
Other Expense	(7)	(13)	(6)	(64)
Net income (loss) before provision for income taxes	268	(83)	751	(753)
Provision for income taxes	1	11	1	15
Net income (loss)	$267	$(94)	$750	$(768)

Condensed Consolidated Balance Sheets

	October 31, 2018	April 30, 2018
	(unaudited)
Cash	$1,956	$856
Accounts receivable	4,703	3,917
Other current assets	262	287
Total current assets	6,921	5,060

Restricted cash	—	150
Property and equipment, net	2,535	2,083
Other long term assets	114	116
Goodwill	669	669
Total assets	$10,239	$8,078

Accounts payable and accrued liabilities	$2,362	$2,723
Current portion of capital lease	142	26
Deferred revenue	4,828	4,704
Total current liabilities	7,332	7,453

Deferred rent	669	454
Capital lease, net of current portion	95	17
Other Non-current Liability	151	151
Total liabilities	8,247	8,075

Stockholders’ equity	1,992	3
Total liabilities and stockholders’ equity	$10,239	$8,078

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended October 31,
	2018	2017
Cash flows from operating activities:
Net Income (loss)	$750	$(768)
Adjustments to reconcile net cash provided by (used in) operations:
Stock-based compensation expense	163	711
Issuance of common stock for services	8	30
Depreciation and amortization expense	269	132
Reversal of allowance for doubtful accounts	—	(41)
Deferred rent	216	151
Changes in operating assets and liabilities	(1,006)	(1,895)
Net cash provided by (used in) operating activities	400	(1,680)

Cash flows from investing activities:
Purchases of property and equipment	(486)	(942)
Net cash used in investing activities:	(486)	(942)

Cash flows from financing activities:
Proceeds from the exercise of stock options	1,076	—
Capital lease payments	(40)	(13)
Net cash provided by (used in) financing activities:	1,036	(13)

Increase (decrease) in cash and restricted cash	950	(2,635)
Cash and restricted cash, beginning of period	1,006	3,295
Cash and restricted cash, end of period	$1,956	$660

Non-cash investing activities:
Purchase equipment under capital lease	235	—